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                                  EXHIBIT 23.2

                               CONSENT OF COUNSEL

         Dunn Swan & Cunningham, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectuses constituting part of this Registration Statement.

                                            DUNN SWAN & CUNNINGHAM
                                            A Professional Corporation

Oklahoma City, Oklahoma

October 17, 2000